Exhibit 10.4

PROGOLD LIMITED LIABILITY COMPANY

AMENDED AND RESTATED

MEMBER CONTROL AGREEMENT

(CONTAINS RESTRICTIONS ON TRANSFER

OF MEMBERSHIP INTERESTS)

September 1, 2009

PROGOLD LIMITED LIABILITY COMPANY

AMENDED AND RESTATED

MEMBER CONTROL AGREEMENT

(CONTAINS RESTRICTIONS ON TRANSFER

OF MEMBERSHIP INTERESTS)

i

ARTICLE V ALLOCATIONS		9
5.1.	Allocation of Net Income and Net Losses	9
5.2.	Consent to Allocation	9

ARTICLE VI DISTRIBUTIONS		9
6.1.	Basis of Distributions	9
6.2.	Tax Withholding Obligations Constitute a Distribution	9
6.3.	Allocation of Marketing Costs	9
6.4.	Periodic Distributions	10

ARTICLE VII BOARD OF GOVERNORS		10
7.1.	Limitation of Governors’ Liability	10
7.2.	Written Action By Governors	11

ARTICLE VIII REQUIRED RECORDS: ACCOUNTING AND TAX MATTERS		11
8.1.	Required Records	11
8.2.	Books of Account	11
8.3.	Report to Members	11
8.4.	Tax Characterization and Returns	12
8.5.	Tax Information	12
8.6.	Tax Matters Partner	12

ARTICLE IX ASSIGNMENT MEMBERSHIP INTERESTS		13
9.1.	Assignment	13
	(a) General Restriction on Assignment	13
	(b) Conditions Precedent to Assignment of a Membership Interest to a Non-Member	13
	(c) Consent to Proposed Assignment of a Membership Interest to a Non-Member	13
	(d) Effective Date of Assignment	14
9.2.	Acquit Company	14
9.3.	Restriction on Assignment	14
9.4.	First Right of Refusal Upon Proposed Sale of Membership Interest	14
	(a) Notice of Proposed Sale	14
	(b) Options to Other Members	14
	(c) Exercise and Lapse of Options	15
	(d) Proposed Sale to Another Member	15
	(e) Restrictions on Assignment Apply	15
9.5.	Option to Purchase Membership Interest	15
	(a) Purchase Events	15
	(b) American Crystal Option	16
	(c) Purchase Price and Payment	16

ARTICLE X DISSOLUTION: DISSOLUTION AVOIDANCE		16
10.1.	Dissolution	16
	(a) Events of Dissolution	16
	(i) Expiration of Fixed Period	16

ii

	(ii) Member and Board Approval	16
	(iii) Termination of Membership of a Member	16
	(b) Notice of Dissolution	17
	(c) Winding Up of Business	17
10.2.	Dissolution Avoidance	17
	(a) Member Consent to Continuation of the Company	17
	(b) Status of Member Whose Membership Interest is Terminated	17
	(c) No Obligation to Purchase Membership Interest of Terminated Member	17
	(d) Agreement Not to Retire or Resign	17
10.3.	Distributions Upon Liquidation	18

ARTICLE XI NEW MEMBERS BOUND BY AGREEMENT		18

ARTICLE XII REMEDIES		18

ARTICLE XIII MISCELLANEOUS		19
13.1.	Entire Agreement	19
13.2.	Amendment	19
13.3.	Severability	19
13.4.	Consent and Waiver	19
13.5.	No Third Party Beneficiary	19
13.6.	Notices	19
13.7.	Binding Effect	20
13.8.	Necessary Instruments and Acts	20
13.9.	Number and Gender	20
13.10.	Interpretation	20
13.11.	Counterparts	20
13.12.	Governing Law	20

iii

PROGOLD LIMITED LIABILITY COMPANY

AMENDED AND RESTATED

MEMBER CONTROL AGREEMENT

(CONTAINS RESTRICTIONS ON TRANSFER

OF MEMBERSHIP INTERESTS)

THIS AMENDED AND RESTATED MEMBER CONTROL AGREEMENT is made effective as of the 1st day of September, 2009, by and between Golden Growers Cooperative, a Minnesota cooperative association, and American Crystal Sugar Company, a Minnesota cooperative association.

RECITALS

WHEREAS, the parties hereto constitute all of the current Members of ProGold Limited Liability Company, a Minnesota limited liability company; and

WHEREAS, Section 322B.37 of the Minnesota Limited Liability Company Act authorizes a “member control agreement” as defined therein; and

WHEREAS, the parties previously entered into a Member Control Agreement dated October 1, 1994 (the “Member Control Agreement”); and

WHEREAS, the parties entered into an Amendment to the Member Control Agreement on October 31, 1997, and Amendment No. 2 to the Member Control Agreement on May 27, 2009 (the “Amendments”); and

WHEREAS, the parties hereto desire to further amend and restate such agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements of the parties contained herein, and the mutual benefits to be gained by the performance hereof, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The terms defined in this Article I shall, for all purposes of this Agreement (except as may be otherwise expressly provided in this Agreement or unless the context otherwise requires), have the following respective meanings:

1.1                                 “Act” means the Minnesota Limited Liability Company Act contained in Minnesota Statutes, Chapter 322B, as amended, and any successor thereto.

1.2                                 “Agreement” means this Member Control Agreement as amended, modified or supplemented from time to time, including any schedules to the Agreement.

1.3                               “American Crystal” means American Crystal Sugar Company, a Minnesota cooperative association.

1.4                                 “Articles of Organization” means the articles of organization filed on behalf of the Company with the Minnesota Secretary of State, as amended from time to time.

1.5                               “Assign”, “Assigned” or “Assignment” means any voluntary transfer or transfer by operation of law by which a Membership Interest will be transferred, in whole or in part, by a Member, including a sale, exchange, merger, consolidation or any other form of conveyance.

1.6                                 “Board” or “Board of Governors” means the board of governors of the Company.

1.7                                 “Capital Account” means the account of a Member which is maintained in accordance with the provisions of Section 4.4.

1.8                                 “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.  Any reference herein to specific sections of the Code and the Treasury Regulations thereunder shall be deemed to include a reference to any corresponding provisions of future law.

1.9                                 “Company” means ProGold Limited Liability Company, a Minnesota limited liability company.

1.10                           “Contribution Agreement” means a written agreement between the Company and a Person desiring to make a contribution which sets forth the terms of such Person’s agreement to make a contribution (and admission as a Member if not already a Member), including without limitation the agreed value of the contribution that shall be made by such Person to the capital of the Company and the Percentage Interest and Voting Interest to which such Person shall be entitled.

1.11                           “Contribution Allowance Agreement” means a written agreement between the Company and a Person which sets forth the terms upon which such Person has the right, but not the obligation, to make a contribution (and be admitted as a Member if not already a Member), including without limitation the agreed value of the contribution that may be made by such Person to the capital of the Company and the Percentage Interest and Voting Interest to which such Person shall be entitled.

1.12                           “Distributions” means the distributions to the Members of cash or other assets of the Company made from time to time pursuant to the provisions of this Agreement.

1.13                           “Financial Rights” means a Member’s rights to share in Net Income and Net Losses and Distributions with respect to a Membership Interest in accordance with the terms of this Agreement.

1.14                           “Golden Growers” means Golden Growers Cooperative, a Minnesota cooperative association.

1.15                           “Governance Rights” means all of a Member’s rights as a Member in the Company other than Financial Rights and the right to assign Financial Rights.

1.16                           “Governor” means a natural person serving on the Board of Governors.

1.17                           “Manager” means a natural person elected, appointed, or otherwise designated as a manager by the Board of Governors, and any other natural person considered elected as a manager pursuant to the Act.

1.18                           “Member” means a Person reflected in the Required Records of the Company as the owner of some Governance Rights of a Membership Interest of the Company.

1.19                           “Membership Interest” means a Member’s interest in the Company consisting of the Member’s Financial Rights, right to assign Financial Rights, Governance Rights, and right to assign Governance Rights.

1.20                           [Intentionally Omitted]

1.21                           “Net Income” and “Net Losses” mean the profits and losses of the Company, as the case may be, as determined under Commonly Accepted Accounting Principles as of the close of each of the fiscal years of the Company.

1.22                           “Operating Agreement” means the operating agreement of the Company adopted pursuant to the Act containing rules, resolutions, or other provisions that relate to the management of the business or the regulation of the affairs of the Company.

1.23                           “Person” means any individual, partnership, limited liability company, corporation, cooperative association, trust or other entity.

1.24                           “Percentage Interest” as to any Member means the “Percentage Interest” reflected on Schedule A for such Member, as deemed amended in accordance with Sections 4.1(b), 4.2(a), 4.3, and 4.9.  “Percentage Interests” means all of such Percentage Interests in the Company.

1.25                           “Preemptive Right” is the right of a Member to make contributions (or enter into a Contribution Agreement to make contributions) of a certain amount or to enter into a Contribution Allowance Agreement specifying future contributions of a certain amount before the Company may accept new contributions from (or enter into Contribution Agreements with) other Persons or enter into Contribution Allowance Agreements with other Persons as provided for in Section 3.4.

1.26                           “Required Records” means those records required to be maintained under Section 322B.373 of the Act.

1.27                           “Tax Withholding Obligation” means an amount equal to the portion of any amount allocated, credited, or otherwise distributable to a Member which the Company is required to withhold for income tax purposes pursuant to any applicable federal, state, local, or other governmental agency law or regulation.

1.28                           “Voting Interest” as to any Member means the “Voting Interest” reflected on Schedule A for such Member, as deemed amended in accordance with Sections 4.1(b), 4.2(a), 4.3, 4.9 and 10.2(b).  “Voting Interests” means all of such Voting Interests in the Company.

ARTICLE II
MEMBERS AND BUSINESS

2.1.                              Members.  The names and addresses of the Members are set forth on Schedule A. Each Member shall give the Board of Governors at least ten (10) days prior written notice of any change in such Member’s address as shown on Schedule A.  The Members acknowledge and agree that in addition to this Agreement, the relationship among the Members and the Company is established and governed by the Administrative Services Agreement dated as of September 1, 1996 between the Company and American Crystal.

2.2.                              Additional Members.  No additional Members shall be admitted to the Company except as provided in Section 4.3.

2.3.                              Business of the Company.  Without limiting the general business purposes or powers of the Company pursuant to the Act, the Members agree that the business of the Company shall be to own and operate one or more corn wet milling processing plants that may be located in any of the States of South Dakota, Minnesota or North Dakota, and to undertake and carry on all activities necessary or advisable in connection with the ownership and operation of such plants.  The Company shall not engage in any other business incompatible with the business of owning and operating such plants without the prior written consent of Members owning at least a majority of the Voting Interests.  Notwithstanding the foregoing, the Members authorize the Company’s lease of its Wahpeton, North Dakota wet corn milling facility (“Facility”) to Cargill, Incorporated (“Cargill”) and agree that this lease is compatible with the business of the Company.

2.4.                              Actions Requiring Member and Board Approval .  Notwithstanding anything to the contrary in this Agreement and without limiting the authority of either the Members or the Board of Governors, the following Company actions must be approved by both the affirmative vote of Members owning a majority of the Voting Interests at a duly held meeting of the Members and the affirmative vote of a majority of the Governors present at a duly held meeting of the Board of Governors:  (a) mergers or consolidations involving the Company, (b) sale or liquidation of substantially all of the assets of the Company, (c) amendment of the Articles of Organization or Operating Agreement of the Company, (d) dissolution of the Company as provided in Section 10.1(a), (e) approval of the strategic plan of the Company and any amendments thereto, which plan shall include, but need not be limited to, product mix, primary customers, marketing plans, pricing/margin expectations, and capitalization plans, (f) the approval of new Members as provided in Section 4.3, and (g) the approval of loans to the Company by Members as provided in Section 4.8.  A vote on any of the foregoing actions may take place at a meeting of the Board or Members only if the notice of such meeting includes specific notice of the action to be considered.

ARTICLE III
MEMBERSHIP INTERESTS

3.1.                              Membership Interests.  The Membership Interests reflected in Schedule A are ordinary Membership Interests of one class, without series, and shall have the rights provided by law, subject to any statement in this Agreement of the specific rights or terms of such Membership Interests.

3.2.                              Voting.

(a)                                  Voting Power.  Members shall be entitled to vote on all matters in proportion to their Voting Interests as set forth on Schedule A.

(b)                                 Voting Representatives.  Each Member who is not an individual shall designate in writing an authorized voting representative to cast such Member’s vote and may also designate one or more alternate authorized voting representatives.  Any of such alternate authorized voting representatives may cast such Member’s vote in the absence of the authorized voting representative.  A Member may designate a new authorized voting representative or new alternate authorized voting representatives by written notice to the other Members.

(c)                                  Consents.  Whenever this Agreement or the Act allows for or requires the Members to consent to an action, the authorized voting representative or alternate authorized voting representatives of each Member provided for in Section 3.2(b) shall grant or withhold such consents on behalf of such Member.

3.3.                              No Cumulative Voting.  Members shall not be entitled to cumulate their voting power for the election of Governors.

3.4.                              Preemptive Rights.

(a)                                  When Preemptive Rights Arise.  A Member has a Preemptive Right whenever the Company proposes to accept contributions from (or enter into Contribution Agreements with) other Persons or enter into Contribution Allowance Agreements with other Persons, except as provided in Section 3.4(b).  Members shall have such Preemptive Rights regardless of whether the contribution is to be made in the form of money or a form other than money.

(b)                                 Exemptions from Preemptive Rights.  No Preemptive Rights arise as to contributions to be accepted from (or Contribution Agreements to be entered into with) other Persons or as to Contribution Allowance Agreements to be entered into with other Persons when the contribution is (i) to be made or reflected pursuant to a plan of merger or exchange, or (ii) to be made or reflected pursuant to a plan of reorganization approved by a court of competent jurisdiction pursuant to a state or federal statute.

(c)                                  Extent of Preemptive Rights.  The extent to which each Member may make a new contribution, or obtain the right to make a new contribution under a Contribution Allowance Agreement, by exercise of a Preemptive Right is the ratio that such Member’s Percentage Interest before the new contribution bears to the total of all Members’ Percentage Interests before the new contribution.

(d)                                 Waiver of Preemptive Rights.  A Member may waive a Preemptive Right in writing.  Unless otherwise provided in the waiver, a waiver of Preemptive Rights is effective only for the proposed contribution or Contribution Allowance Agreement described in the waiver.

(e)                                  Notice of Preemptive Rights.  When the Company proposes to accept new contributions (or enter into Contribution Agreements) or enter into Contribution Allowance Agreements with respect to which Members have Preemptive Rights under this Section 3.4, the Board of Governors shall cause notice to be given to each Member entitled to Preemptive Rights.  The notice must be given at least sixty (60) days before the date by which the Member must exercise a Preemptive Right and must contain (i) the extent of the Member’s Preemptive right, being:  (1) in the case of a Preemptive Right to make a contribution (or enter into a Contribution Agreement), the amount of the contribution to be made, and (2) in the case of a Preemptive Right to enter into a Contribution Allowance Agreement, the amount of the contribution to be allowed under that Contribution Allowance Agreement, (ii) the method used to determine the extent of the Member’s Preemptive Rights, (iii) the terms and conditions upon which the Member may make a contribution (or enter into a Contribution Agreement) or enter into a Contribution Allowance Agreement, and (iv) the time within which and the method by which the Member must exercise the Preemptive Right.

(f)                                    Valuation of Contributions Other Than Money.  In the event the Company proposes to accept contributions from (or enter into Contribution Agreements with) Persons or enter into Contribution Allowance Agreements with Persons when the contribution is to be made in a form other than money, then the value of such contribution shall be determined by appraisals as provided in this Section 3.4(f).  The value of the contribution shall first be determined by the opinion of two independent appraisers, one of which shall be selected by the Person who is to make the contribution and one of which shall be selected by Members owning a majority of the Voting Interests.  If the results of the two appraisers do not differ by more than ten percent (10%) of the higher appraisal, then the average of the two appraisals shall be considered the value of the contribution.  If the results of the two appraisers differ by more than ten percent (10%) of the higher appraisal, a third appraiser shall be selected by mutual agreement of the first two appraisers.  The average of the two closest appraisals among the three appraisals shall then be considered the value of the contribution.  All such appraisals shall be completed prior to notice of Preemptive Rights being given to Members pursuant to Section 3.4(e).  The cost of all appraisals shall be paid by the Company.

3.5.                              Waiver of Dissenters’ Rights.  Each Member hereby waives and agrees not to assert dissenters’ rights under the Act, subject to Section 322B.873, Subd. 3 of the Act.

ARTICLE IV
CAPITAL CONTRIBUTIONS

4.1.                              Initial Capital Contributions of Members.  The names of the Members and the respective initial contributions are reflected on Schedule A. Each Member shall be credited with their respective Percentage Interest set forth on Schedule A.

4.2.                              Additional Capital Contributions of Members.

(a)                                  Voluntary Additional Capital Contributions of Members.  Additional voluntary contributions from Members shall be accepted and additional Contribution Agreements or Contribution Allowance Agreements shall be entered into with Members by the Board of Governors only upon (i) the prior written directive of Members owning at least a majority of the Voting Interests, regardless of whether the Board approves of such contribution of additional capital, and (ii) in cases where Preemptive Rights provided for in Section 3.4 apply, only to the extent that the Members have (1) waived in writing such Preemptive Rights, or (2) failed to exercise such Preemptive Rights by the date fixed by the Board for the exercise of those Preemptive Rights in the Notice of Preemptive rights required by Section 3.4(e), provided that within one year of such date the Board may accept contributions or enter into Contribution Agreements or Contribution Allowance Agreements as directed by the Members only on terms no less favorable to the Company than those offered to the Members.  Upon such written directive and contribution of additional capital, Schedule A shall be deemed to be appropriately amended.  There shall be no limit on the Voting Interest or Percentage Interest which any Member may own.

(b)                                 Required Additional Capital Contributions of Members.  Except as provided in Section 4.1(b), on September 1, 1997 and each September 1 thereafter, the Members shall, if approved by the Board of Governors, contribute a pro rata share, based upon the Percentage Interests of the Members, of up to an aggregate annual maximum of Five Million Dollars ($5,000,000), to the capital of the Company.  The amount of such contributions shall be determined by the Board of Governors of the Company.  No other additional contributions to the capital of the Company from Members shall be required without the prior written consent of all the Members.  If such consent is obtained, such required additional contributions shall be assessed against the Members based upon the Percentage Interests of the Members.  Notwithstanding the foregoing, the Board of Governors may, in its discretion, by resolution require that any Member to whom a Tax Withholding Obligation is attributable make an additional contribution to the capital of the Company in an amount equal to such Tax Withholding Obligation.

4.3.                              Capital Contributions of New Members.  New contributions from Persons seeking to become Members shall be accepted and new Contribution Agreements or Contribution Allowance Agreements shall be entered into with Persons seeking to become Members (and new Membership Interests shall be thereby granted) by the Board of Governors only upon (a) both the affirmative vote of a majority of the Governors present at a duly held meeting of the Board and the prior written approval of Members owning at least a majority of the Voting Interests, and (b) in cases where Preemptive Rights provided for in Section 3.4 apply, only to the extent that the Members have (i) waived in writing such Preemptive Rights, or (ii) failed to exercise such Preemptive Rights by the date fixed by the Board for the exercise of those Preemptive Rights in the Notice of Preemptive rights required by Section 3.4(e), provided that within one year of such date the Board may accept contributions or enter into Contribution Agreements or Contribution Allowance Agreements only on terms no less favorable to the Company than those offered to the Members.  Upon such approval and issuance of additional Membership Interests, Schedule A shall be deemed to be appropriately amended.  Nothing in this Section 4.3 shall be construed to limit the effect of Section 9.1 with respect to the Assignment of Membership Interests by Members.

4.4.                              Capital Accounts.  A separate Capital Account shall be maintained for each Member.  The initial balances in the Capital Accounts shall be, for each Member, the initial capital contribution as set forth on Schedule A. The Capital Account of each Member shall be increased by (a) the amount of any additional contribution such Member makes to the capital of the Company pursuant to Section 4.2; (b) the agreed value of property contributed by such Member to the Company, net of liabilities which the Company assumes or to which the property is subject; and (c) the share of Company income and gains (including income and gains exempt from tax) allocated to such Member under the provisions of Article V; and shall be decreased by (i) any Distribution made by the Company’ to such Member pursuant to the provisions of Article VI; (ii) the agreed value of any property distributed to such Member by the Company, net of liabilities attached to such property which the Member assumes or to which the property is subject; and (iii) the share of Company losses and deductions (including any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as such expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i)) allocated to such Member under the provisions of Article V.

4.5.                              Transferee Succeeds to Transferor’s Capital Account.  Any transfers permitted by Article IX of this Agreement by a Member to a transferee of all or a part of such Member’s Financial Rights in the Company shall vest in such permitted transferee (and such permitted transferee shall become a successor in interest to) the proportionate interest of the transferor Member’s Capital Account to the extent of the Membership Interest transferred.

4.6.                              No Right to Return of Contributions.  The Members shall have no right to the withdrawal or the return of their respective contributions to the capital of the Company except to the extent set forth in Section 10.4 upon liquidation of the Company.

4.7.                              No Interest on Capital.  No interest shall be paid by the Company on the initial or any subsequent contribution to the capital of the Company.

4.8.                              Loans to Company.  A Member may lend money to the Company from time to time, if authorized by the Board of Governors and Members owning at least a majority of the Voting Interests.  Any such loan shall not be treated as a contribution to the Capital of the Company for any purpose or entitle the Member to any increase in such Member’s share of the income, gain, losses, deductions, credits or Distributions of the Company and the Company shall be obligated to such Member for the amount of any such loan.  The interest rate and other material terms of any loan shall be as agreed to by the Member making the loan and approved by the Board of Governors and Members owning at least a majority of the Voting Interests.

4.9.                              Default by Member.  In the event that a Member fails to make any payment, or any installment thereof, when due, of any contribution or other obligation hereunder or under a Contribution Agreement, the Board of Governors may enforce such obligation in such manner as may be permitted by law.  Without limiting the generality of the foregoing, the Board of Governors may, in its sole discretion, (i) bring an action at law or in equity to enforce such obligation, (ii) assess interest on the unpaid amount at the highest rate of interest then being charged to the Company by any lender, (iii) allow the remaining Members to loan funds to the Company in the amount of the deficiency, (iv) retain amounts of Distributions otherwise distributable to the defaulting Member as an offset to the deficiency, and/or (v) allow the remaining Members to contribute the amount of the deficiency, thereby increasing their Membership Interests in relation to the defaulting Member.  If the Board allows the remaining Members to contribute the amount of the deficiency pursuant to clause (v) above, each remaining Member shall have the right to contribute an amount in the proportion which each such remaining Member’s Percentage Interest bears to the aggregate Percentage Interests of all remaining Members who desire to participate in such contribution.  Upon such contribution by the remaining Members, Schedule A shall be deemed to be appropriately amended.  If the Board elects to pursue remedies other than as provided in clause (v) above, the Voting Interest and Percentage Interest of the defaulting Member shall remain unaffected by the default.  Each Member agrees that in the event such Member fails to make any payment, or any installment thereof, when due, of any contribution or other obligation hereunder or under a Contribution Agreement, such Member and the voting representatives of such Member and Governors appointed by such Member shall not be permitted in person or by proxy to vote either as a Member or a Governor on the question of what action the Company shall take with respect to such default.

ARTICLE V
ALLOCATIONS

5.1.                              Allocation of Net Income and Net Losses .  Net Income and Net Losses shall be allocated annually among the Members based on their Percentage Interests as reflected on Schedule A, subject to adjustment reflecting the allocation of marketing costs as provided in Section 6.3, and the Capital Accounts shall be adjusted in accordance with Section 4.4.

5.2.                              Consent to Allocation.  Each Member, by execution of this Agreement, expressly consents to the method provided herein for the allocation of Company profits and losses.

ARTICLE VI
DISTRIBUTIONS

6.1.                              Basis of Distributions.  Any Distributions authorized by the Board of Governors, other than Distributions upon liquidation pursuant to Section 10.3 and Tax Withholding Obligations which constitute Distributions pursuant to Section 6.2, shall be distributed among the Members based on their Percentage Interests as reflected on Schedule A, subject to adjustment to reflect the allocation of marketing costs as provided in Section 6.3, provided that the Board may, in its discretion, reduce the amount otherwise distributable to any Member by the amount of a Tax Withholding Obligation attributable to such Member which has not previously reduced a Distribution to such Member.

6.2.                              Tax Withholding Obligations Constitute a Distribution.  Any Tax Withholding Obligation which is withheld by the Company shall constitute a Distribution of such amount by the Company to the Member to whom such Tax Withholding Obligation is attributable.

6.3.                              Allocation of Marketing Costs.  It is anticipated that the Company will enter into Marketing Agreements with United Sugars Corporation (“United”) and Midwest Agri Commodities Company (“Midwest”) under which United and Midwest will market certain products produced by the Company.  The Marketing Agreements will require that the Company reimburse United and Midwest for their marketing costs through the payment of a “Structural Charge,” “Transactional Charges” and “Direct Costs” (as such terms are defined therein).  It is the intention of the Members that Golden Growers be effectively responsible for payment of one hundred percent (100%) of the Structural Charge and Transactional Charges paid by the Company to United and Midwest during the first five (5) years that such charges are payable pursuant to the Marketing Agreements.  Thereafter, the Structural Charges and Transactional Charges shall be the responsibility of all Members in proportion to their respective Percentage Interests.  In furtherance of the foregoing intentions, the Members hereby agree that the Company shall make appropriate adjustments to the respective allocations of Net Income and Net Losses and Distributions to Members in order to reduce the allocations of Net Income and the Distributions (and increase the allocations of Net Losses) to Golden Growers, and increase the allocations of Net Income and the Distributions (and reduce the allocations of Net Losses) to American Crystal and Minn-Dak (on the basis of their respective Percentage Interests) during such five year period, to provide that Golden Growers will effectively pay such Structural Charge and Transactional Charges.

6.4.                              Periodic Distributions.  The Board of Governors shall authorize periodic Distributions of cash to the Members based on their Percentage Interests as reflected on Schedule A, subject to the adjustments provided in this Article VI, in a total amount equal to the estimated Net Income, if any, for the then current fiscal year to the extent such a Distribution is legally permitted.  A final Distribution shall be paid to the Members, subject to the adjustments provided in this Article VI, within ninety (90) days following the end of the fiscal year of the Company based on the actual Net Income for the preceding fiscal year to the extent such a Distribution is legally permitted.  The Board may, in its discretion, reduce the amount otherwise distributable to any Member by the amount of a Tax Withholding Obligation attributable to such Member which has not previously reduced a Distribution to such Member.

ARTICLE VII
BOARD OF GOVERNORS

7.1.                              Limitation of Governors’ Liability.  No Governor of the Company shall be personally liable to the Company or its Members for monetary damages for breach of fiduciary duty by such Governor; provided, however, that this Section 7.1 shall not eliminate or limit the liability of a Governor to the extent provided by applicable law (a) for any breach of the Governor’s duty of loyalty to the Company or its Members, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 322B.56 or 80A.23 of the Minnesota Statutes, (d) for any transaction from which the Governor derived an improper personal benefit, or (e) for any act or omission occurring prior to the effective date of this Agreement.  It is the intention of the Members of the Company to eliminate or limit the personal liability of the Governors of the Company to the greatest extent permitted under Minnesota Law.  If amendments to Minnesota Statutes are passed after this Agreement becomes effective which authorize limited liability companies to act to further eliminate or limit the personal liability of Governors, then the liability of the Governors of the Company shall be eliminated or limited to the greatest extent permitted by the Minnesota Statutes as so amended.  No amendment to or repeal of the provisions of this Section 7.1 shall apply to or have any effect on the liability or alleged liability of any Governor of the Company for or with respect to any acts or omissions of such Governor occurring prior to such amendment or repeal.

7.2.                              Written Action By Governors.  Any action required or permitted to be taken at a meeting of the Board of Governors not needing approval by the Members, may be taken by written action signed by the number of Governors that would be required to take such action at a meeting of the Board of Governors at which all Governors are present; provided, however, that at least one Governor appointed by each Member must sign such written action.  The written action is effective when signed by the required number of Governors, unless a different effective time is provided in the written action.  When written action is taken by less than all Governors, notice of the text and effective date of such written action must be immediately given to all Governors.

ARTICLE VIII
REQUIRED RECORDS:  ACCOUNTING AND TAX MATTERS

8.1.                              Required Records.  The Board of Governors shall maintain the Required Records of the Company in a complete and accurate manner.  The Board of Governors shall maintain the Required Records on a current basis, including without limitation the recording of any transfer of all or part of a Member’s Membership Interest pursuant to Article IX in the Required Records as soon as the Board receives notice of such transfer.  The Board of Governors shall conspicuously note in the Required Records of the Company that the Members’ interests are governed by this Agreement and that this Agreement contains a restriction on the assignment of Financial Rights.  The Required Records of the Company shall at all times be kept at the principal executive office of the Company or such other place or places within the United States as the Board of Governors may determine.  Each of the Members shall have access to and may inspect and copy the Required Records as provided in Section 322B.373 of the Act.

8.2.                              Books of Account.  The Board of Governors shall keep complete and accurate accounts of all transactions of the Company in proper books of account and shall enter or cause to be entered therein a full and accurate account of each and every Company transaction in accordance with accounting principles and methods as determined by the Board of Governors with the advice of the Company’s accountants.  The books of account of the Company shall be closed and balanced as of the end of each fiscal year.  The books of account and other records of the Company shall at all times be kept at the principal executive office of the Company or such other place or places within the United States as the Board of Governors may determine.

Each of the Members shall have access to and may inspect and copy any of such books and records at all reasonable times and in accordance with the Act.

8.3.                              Report to Members.  Not later than ninety (90) days after the end of each fiscal year of the Company, each Member shall be furnished with a report of the business and operations of the Company during such fiscal year, which report shall constitute the accounting of the Board of Governors for such fiscal year.  The report shall contain financial statements, including statements of assets and liabilities, of income and expenses, of Members’ equity and changes in financial position, of cash flow, and of the amount and nature of any compensation paid to the Board of Governors and Managers during the period, including a description of the services performed in relation thereto, and shall otherwise be in such form and have such content as the Board of Governors deems proper.

8.4.                              Tax Characterization and Returns.  The Members acknowledge that the Company will be characterized as a partnership for income tax purposes.  The Chief Manager of the Company shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any federal, state or local tax returns required to be filed by the Company.  Members owning at least a majority of the Voting Interests shall have complete discretion and authority concerning any tax election required or permitted to be made by the Company.

8.5.                              Tax Information.  The Chief Manager of the Company shall deliver or cause to be delivered to each Member within ninety (90) days after the end of each fiscal year (or within a reasonable time thereafter if the Company’s due date for a tax return is extended) such information concerning the Company as is necessary or appropriate to permit each Member to properly complete any federal, state or local income tax return in which Members must include items attributable to the Company.  The Chief Manager shall endeavor to provide sufficient information from time to time during the year as may be appropriate to permit the Members to pay federal, state and local estimated taxes.

8.6.                              Tax Matters Partner.  The Tax Matters Partner shall be the Member so designated in accordance with Sections 6221-33 of the Code and related Treasury Regulations and such Member shall assume the responsibilities assigned to tax matters partners therein.  American Crystal shall be the Tax Matters Partner until such time as Members owning at least a majority of the Voting Interests may designate a successor Tax Matters Partner.  If on advice of counsel the Tax Matters Partner determines that it is in the best interest of the Members that the final results of any administrative proceeding be appealed by the institution of legal proceedings, the Tax Matters Partner is hereby authorized to commence such legal proceedings in such forum as the Tax Matters Partner, on advice of counsel, determines to be appropriate.  In the event the Tax Matters Partner selects a forum for appeal in which the Members are required to deposit a proportionate share of any disputed tax before making such appeal, the Tax Matters Partner must obtain the approval of Members owning at least a majority of the Voting Interests.  If such approval is obtained, each of the Members will be required to deposit and pay such Member’s proportionate share of such disputed tax before participating in such appeal.  The Members acknowledge that such deposit under current law does not earn interest and that the failure to so deposit may preclude a Member from pursuing any other sort of appeal by court action.  The Tax Matters Partner shall not be liable to any other Member for any action taken with respect to any such administrative proceedings or appeal so long as the Tax Matters Partner is not grossly negligent or guilty of willful misconduct.  Any costs paid or incurred by the Tax Matters Partner in connection with its activities in such capacity shall be reimbursed by the Company.  Each Member acknowledges that any cost a Member may incur in connection with an audit of such Member’s income tax return, including an audit of such Member’s investment in this Company, is such Member’s sole responsibility and obligation; and neither the Company, the Board of Governors, the Managers nor the Tax Matters Partner shall be liable to any Member for reimbursement or sharing of any such costs.

ARTICLE IX

ASSIGNMENT MEMBERSHIP INTERESTS

9.1.                              Assignment.

(a)                                  General Restriction on Assignment.  No Member may Assign all or part of such Member’s Membership Interest except as permitted under this Section 9.1.  A Member’s Membership Interest may be Assigned in whole or in part, without the consent of any other Member, to another Person already a Member at the time of the Assignment.  Notwithstanding anything to the contrary in this Agreement, no Member may assign all or a part of such Member’s Membership Interest to any person who is not already a Member at the time of the assignment without Cargill’s prior written consent during the term of Cargill’s lease of the Facility or any extension thereof.  Any other Assignment of a Membership Interest, in whole or in part, is effective only if (1) Members owning a majority of the Voting Interests and a majority of the Percentage Interests collectively owned by Members (excluding the Member seeking to make the Assignment and such Member’s Voting Interest and Percentage Interest), approve the Assignment by written consent, which consent may be granted or withheld as the remaining Members may determine in their sole discretion, and (2) the Member seeking to make the Assignment and the assignee comply with the provisions of Section 9.1(b).

(b)                                 Conditions Precedent to Assignment of a Membership Interest to a Non-Member.  Any Member desiring to Assign such Member’s Membership Interest, in whole or in part, to a non-Member shall notify the Board of Governors of such desire.  Such notice to the Board of Governors shall include (i) an opinion of counsel (whose fees and expenses shall be borne by such assigning Member), satisfactory in form and substance to the Board, to the effect that either (1) the Assignment constitutes an exempt transaction, and does not require registration under applicable state and federal securities laws, or (2) the Membership Interest, or portion thereof, to be Assigned is duly and properly registered under all applicable state and federal securities laws; (ii) evidence satisfactory to the Board that the assignee of the Membership Interest is eligible to become a Member pursuant to this Article IX and of such assignee’s agreement to comply with and be bound by the terms of this Member Control Agreement and to execute any and all documents that the Board may deem necessary in connection with such assignee becoming a Member as provided for in Article XI; (iii) evidence satisfactory to the Board that the transfer will not impair the ability of the Company to be taxed as a partnership for federal income tax purposes or to take advantage of accelerated depreciation under the Code; (iv) representations in form and substance satisfactory to the Board that the assignee is acquiring the Membership Interest for such assignee’s own account for investment and not with a view to the distribution thereof; and (v) a written agreement signed by the assignee that the Membership Interest being acquired will in no event be resold unless properly registered under all applicable state and securities laws or exempt therefrom.

(c)                                  Consent to Proposed Assignment of a Membership Interest to a Non-Member.  In the event that a Member seeks to Assign such Member’s Membership Interest, in whole or in part, to a non-Member, the Board of Governors shall (i) so notify the Members and, by special meeting called on thirty (30) days written notice (or by solicitation of signatures on fifteen (15) days written notice), (ii) request in writing the decision of each Member to grant or withhold consent pursuant to this Section 9.1.  Failure of a Member to respond either affirmatively or negatively to such request within sixty (60) days of such written notice shall be construed as withholding such consent.  Consent to a proposed Assignment of a Membership Interest (which includes all of a Member’s Governance Rights) pursuant to this Section 9.1 also constitutes the consent necessary to avoid the dissolution of the Company which would otherwise occur under the Act on account of the assignor ceasing to be a Member if the quantum of consent required to avoid such dissolution is not greater than the consent pursuant to this Section 9.1.

(d)                                 Effective Date of Assignment.  All Assignments of all or part of a Member’s Membership Interest in the Company shall be deemed effective on the first day of the month next following the month in which the Assignment occurs and the assignee’s name and address and the nature and extent of the Assignment are reflected in the Required Records of the Company.  The appropriate Company records shall be conspicuously noted to prevent the sale or Assignment of Membership Interests otherwise than in accordance with this Article IX.

9.2.                              Acquit Company.  In the absence of written notice to the Company of any Assignment of a Membership Interest, any payment by the Company to the assigning Member (or the assigning Member’s successor in interest) shall acquit the Company of liability to the extent of such payment to any other Person who may have any interest in such payment by reason of an Assignment by the Member, whether by actual Assignment or by operation of law.

9.3.                              Restriction on Assignment.  Notwithstanding the foregoing provisions of this Article IX, no Assignment of a Membership Interest may be made if the Membership Interest sought to be Assigned, when added to the total of all other Membership Interests Assigned within the period of twelve (12) consecutive months prior thereto, would result in the termination of the Company under Section 708 of the Code; provided, however, that Members owning at least a majority of the Voting Interests may waive such restriction on transfer.

9.4.                              First Right of Refusal Upon Proposed Sale of Membership Interest.

(a)                                  Notice of Proposed Sale.  In the event that a Member desires to Assign its Membership Interest, in whole or in part, by a sale for consideration to another Person who is not a Member pursuant to a bona fide offer, such Member shall give written notice of such fact to the Company and the other Members.  Such notice shall include (i) the portion of such Member’s Membership Interest to be sold, (ii) the identity of the Person making the bona fide offer, and (iii) a copy of the bona fide offer, which shall include the purchase price, payment terms, and all other terms and conditions of the offer.

(b)                                 Options to Other Members.  For a period of forty-five (45) days from the date of receipt of the notice of a proposed sale, each other Member shall have an initial option to purchase a portion of the Membership Interest offered for sale based on the proportion which such Member’s Voting Interest bears to the total Voting Interests of all the other Members.  In the event all of the other Members do not exercise such initial option, the Company shall give notice, within five days of the end of such forty-five (45) day initial option period, to all of the Members who exercised their initial option advising them of the portion of the Membership Interest offered for sale remaining.  For a period of fifteen (15) days after the- Company gives such notice, the Members who exercised their initial option shall then have a secondary option to purchase a portion of such remaining portion of the Membership Interest offered for sale based on the proportion which such Member’s Voting Interest bears to the total Voting Interests of all the Members who exercised their initial option.  Similar options shall continue to arise in favor of those Members who continue to exercise their options hereunder in the same manner as the secondary option provided for in the preceding sentence until all of the Membership Interest offered for sale has been purchased or no Member desires to purchase the remaining portion of such Membership Interest.  Notwithstanding the foregoing, the other Members may agree among themselves as to the portion of the Membership Interest offered for sale or remaining portion thereof, as the case may be, to be purchased by each, provided all of the Membership Interest offered for sale is purchased.  The purchase price of any Membership Interest, or portion thereof, purchased by exercise of an option granted hereunder shall be the purchase price pursuant to the bona fide offer, which shall be payable in such amounts and at such times and pursuant to such other terms and conditions as provided in the bona fide offer.

(c)                                  Exercise and Lapse of Options.  The options provided in Section 9.4(b) may be exercised by giving timely written notice to the Member whose Membership Interest is the subject of such option and to the Company.  In the event that the other Members fail to exercise their respective options to collectively purchase the entire Membership Interest offered for sale, then all of the options exercised as provided in Sections 9.4(b) and 9.4(c) shall be deemed to be rescinded from the outset as though they never had been exercised.  The Member whose Membership Interest, or portion thereof, is offered for sale may at any time within sixty (60) days after lapse or rescission of the options provided in Section 9.4(b) sell such Membership Interest to the Person specified in the notice of proposed sale; provided, that (i) such sale shall be at the purchase price pursuant to the bona fide offer and according to the other terms and conditions as provided in the bona fide offer, (ii) all consents required under the Act and this Agreement are obtained, (iii) such Member and the proposed purchaser comply with all applicable provisions of the Act and this Agreement, and (iv) the proposed purchaser agrees in writing to become subject to this Agreement.  In the event that the Member shall fail to make such sale within such sixty (60) day period, the Member shall again comply with the terms of this Section 9.4 as a condition precedent to any subsequent sale of the Membership Interest.

(d)                                 Proposed Sale to Another Member.  Notwithstanding anything to the contrary herein, the provisions of this Section 9.4 shall not apply and need not be complied with if the proposed purchaser is currently a Member of the Company.

(e)                                  Restrictions on Assignment Apply.  Nothing in this Section 9.4 shall be construed to limit the effect of the provisions of the Act or this Agreement with respect to restrictions on the Assignment or other transfer of Governance Rights, Financial Rights, and/or Membership Interests by Members.

9.5.                              Option to Purchase Membership Interest.

(a)                                  Purchase Events.  The following shall constitute a “Purchase Event”:

(i)                                     Any Person acquires more than ten percent (10%) of the outstanding Units of Golden Growers; or

(ii)                                  The articles of incorporation and/or bylaws of Golden Growers are amended to alter member voting from one member/one vote to a system that permits a member to have more than one vote.

(b)                                 American Crystal Option.  Upon the occurrence of a Purchase Event, American Crystal shall have the option to purchase all of the Membership Interest of Golden Growers.  Golden Growers shall provide written notice to American Crystal within sixty (60) days following the occurrence of a Purchase Event.  American Crystal shall have sixty (60) days following receipt of the notice in which to exercise its option to purchase Golden Growers’ Membership Interest.  American Crystal may exercise its option by providing written notice to Golden Growers of its desire to exercise the option, which notice must be sent to Golden Growers within such sixty (60) day period.  American Crystal’s failure to exercise the option within such sixty (60) day period shall result in a waiver of the option.

(c)                                  Purchase Price and Payment.  The Purchase Price for Golden Growers’ Membership Interest shall be equal to the appraised value using the following procedure.  The value of the Golden Growers’ Membership Interest shall first be determined by the opinion of two independent appraisers, one of which shall be selected by Golden Growers and one of which shall be selected by American Crystal.  If the results of the two appraisers do not differ by more than ten percent (10%) of the higher appraisal, then the average of the two appraisals shall be considered the value of the Membership Interest.  If the results of the two appraisers differ by more than ten percent (10%) of the higher appraisal, a third appraiser shall be selected by mutual agreement of the first two appraisers.  The average of the two closest appraisals among the three appraisals shall then be considered the value of the Membership Interest.  All such appraisals shall be completed within 60 days following the exercise of the option to purchase by American Crystal.  The cost of all appraisals shall be paid by the Company.  The closing on sale of the Membership Interest shall occur within sixty (60) days following completion of the final appraisal; provided that, ACSC may elect not to proceed with the closing in the event Purchase Price established pursuant to the foregoing procedure is, in the sole judgment of American Crystal, not satisfactory.  The Purchase Price shall be paid in cash at closing.

ARTICLE X

DISSOLUTION:  DISSOLUTION AVOIDANCE

10.1.                        Dissolution.

(a)                                  Events of Dissolution.  The Company shall be dissolved upon the occurrence of any of the following events:

(i)                                     Expiration of Fixed Period.  When the period fixed in the Articles of Organization for the duration of the Company expires;

(ii)                                  Member and Board Approval.  Upon the approval of both the affirmative vote of Members owning a majority of the Voting Interests and the affirmative vote of a majority of the Governors present at a duly held meeting of the Board of Governors; or

(iii)                               Termination of Membership of a Member.  Upon the death/ dissolution (as applicable), retirement, resignation, expulsion, bankruptcy of a Member or occurrence of any other event that terminates the continued membership of a Member in the Company, unless the remaining Members consent to avoid dissolution pursuant to Section 10.2.

(b)                                 Notice of Dissolution.  As soon as possible following the occurrence of any of the events specified in Section 10.1(a) effecting the dissolution of the Company, the appropriate representative of the Company shall execute a notice of dissolution in such form as shall be prescribed by the Minnesota Secretary of State, setting forth the information required under the Act, and shall file same with the Minnesota Secretary of State’s office.

(c)                                  Winding Up of Business.  Upon filing a notice of dissolution with the Minnesota Secretary of State, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of termination has been issued by the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

10.2.                        Dissolution Avoidance.

(a)                                  Member Consent to Continuation of the Company.  The Company shall not be dissolved and is not required to be wound up by reason of the occurrence of an event that terminates the continued membership of a Member in the Company (including the events enumerated in Section 322B.80, Subd. 1, clause (5) of the Act) if (i) either there are at least two remaining Members or a new Member is admitted as provided in Section 3228.11 of the Act, and (ii) the existence and business of the Company is continued by the consent of all the remaining Members, no later than ninety (90) days after the termination of the continued membership.  Pursuant to Section 9.1(c), the consent to a proposed Assignment of Governance Rights may also constitute the consent necessary to avoid the dissolution of the Company.  Notwithstanding anything to the contrary, a new Member may not be appointed during the term of Cargill’s lease of the Facility or any extension thereof without Cargill’s prior written consent.

(b)                                 Status of Member Whose Membership Interest is Terminated.  If dissolution is avoided by the consent of Members pursuant to subsection (a) of this Section 10.2, then the Member whose Membership Interest has terminated shall lose all Governance Rights and will be considered merely an assignee of the Financial Rights owned before the termination of such Member’s Membership Interest.  In such event, Schedule A shall be deemed to be appropriately amended to allocate the Voting Interest of the Member whose Membership Interest is terminated among the remaining Members in proportion to the remaining Members’ existing Voting Interests.

(c)                                  No Obligation to Purchase Membership Interest of Terminated Member.  If dissolution is avoided by the consent of Members pursuant to subsection (a) of this Section 10.2, neither the Company nor the remaining Members shall be obligated to purchase the Membership Interest of the Member whose Membership Interest was terminated.

(d)                                 Agreement Not to Retire or Resign.  Each Member agrees not to retire or resign from the Company without the prior written consent of all the other Members.  If any Member retires or resigns from the Company in contravention of this Section 10.2(d), such

Member shall be liable to the Company and the remaining Members for any damages caused by such retirement or resignation.

10.3.                        Distributions Upon Liquidation.  Upon liquidation, the business of the Company shall be wound up, the Board of Governors shall take full account of the Company assets and liabilities, and all assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof.  If any assets are not sold, gain or loss shall be allocated to the Members in accordance with Article V as if such assets had been sold at their fair market value at the time of the liquidation.  If any assets are distributed to a Member, rather than sold, the Distribution shall be treated as a Distribution equal to the fair market value of the assets at the time of the liquidation.  The assets of the Company shall be applied and distributed in the following order of priority:

(a)                                  First, to the payment of all debts and liabilities of the Company, including all fees due the Governors and Managers, and including any loans or advances that may have been made by the Members to the Company, in the order of priority as provided by law;

(b)                                 Second, to the establishment of any reserves deemed necessary by the Managers or the person winding up the affairs of the Company for any contingent liabilities or obligations of the Company;

(c)                                  Third, to the Members, ratably in proportion to the credit balances in their respective Capital Accounts, in an amount equal to the aggregate credit balances in the Capital Accounts after and including all allocations to the Members under Article V, including the allocation of any income, gain or loss from the sale, exchange or other disposition (including a deemed sale pursuant to this Section 10.3) of the Company’s assets.

ARTICLE XI

NEW MEMBERS BOUND BY AGREEMENT

Any Person who is admitted to the Company as a Member shall be subject to and bound by all the provisions of this Agreement as if originally a party to this Agreement.  Such Person shall execute and acknowledge all documents and instruments, in form and substance satisfactory to the Board of Governors, as the Board of Governors shall deem necessary or advisable to effect such admission and to confirm the agreement of the Person being admitted to be bound by all the terms and provisions of this Agreement.  Such Person shall pay all reasonable expenses in connection with such admission as a Member, including without limitation legal fees and costs of preparation of any amendment to or restatement of this Agreement, if necessary or desirable in connection therewith.

ARTICLE XII

REMEDIES

The Members and the Company agree that in the event of a breach of this Agreement, the non-breaching party or parties shall be entitled to the remedies of specific performance and injunctive relief, except where prohibited by the Act, and that such remedies shall be in addition to any other remedies available at law or in equity with the pursuit of any one or more remedies not being a bar to the pursuit of other remedies which may be available.  The Members and the Company further agree that the breaching party or parties shall pay all reasonable costs, expenses, and attorneys’ fees incurred by the non-breaching party or parties in pursuing their remedies for a breach of this Agreement.

ARTICLE XIII

MISCELLANEOUS

13.1.                        Entire Agreement.  This Agreement and the agreements identified in Section 2.1 constitute the entire agreement among the parties and supersede any prior agreement or understanding among them with respect to the subject matter hereof and thereof, including the original Member Control Agreement dated October 1, 1994 and the Amendments thereto.

13.2.                        Amendment .  This Agreement may not be modified, amended, or supplemented, except by a writing signed by all of the parties to this Agreement who are then Members of the Company.

13.3.                        Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

13.4.                        Consent and Waiver.  No consent under and no waiver of any provision of this Agreement on any one occasion shall constitute a consent under or waiver of any other provision on said occasion or on any other occasion, nor shall it constitute a consent under or waiver of the consented to or waived provision on any other occasion.  No consent or waiver shall be enforceable unless it is in writing and signed by the Member against whom such consent or waiver is sought to be enforced.

13.5.                        No Third Party Beneficiary.  This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns, and no other Person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise, except that the Company shall have standing to bring an action to recover damages provided for by the Act or to seek remedies otherwise provided by law in the event of a breach or threatened breach of this Agreement.

13.6.                        Notices.  All notices, offers, demands, or other communications required or permitted under this Agreement shall be in writing, signed by the Person giving the same.  Notice shall be treated as given when personally received or (except in the event of a mail strike) three business days after being sent by certified or registered mail, postage prepaid, return receipt requested, to a Member at the address as shown from time to time on the records of the

Company.  Any Member may specify a different address by written notice to the Board of Governors.

13.7.                        Binding Effect.  Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

13.8.                        Necessary Instruments and Acts.  The Members covenant and agree that they shall execute any further instruments and shall perform any acts which are or may become necessary to effectuate and to carry out the terms and conditions of this Agreement.

13.9.                        Number and Gender.  Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

13.10.                  Interpretation.  All references herein to Articles, Sections and subsections refer to Articles, Sections and subsections of this Agreement.  All Article, Section and subsection headings are for reference purposes only and shall not affect the interpretation of this Agreement.

13.11.                  Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on all Members.  Each Member shall become bound by this Agreement immediately upon signing any counterpart, independently of the signature of any other Member.

13.12.                  Governing Law.  This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Minnesota.

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Member Control Agreement as of the day and year first above written.

GOLDEN GROWERS COOPERATIVE

By:	/s/ Harvey Pyle

Its: Chairperson

AMERICAN CRYSTAL SUGAR COMPANY

By:	/s/ Thomas Astrup

Its: Chief Financial Officer

SCHEDULE A

The undersigned Members of ProGold Limited Liability Company, hereby agree and acknowledge that the following information applies for all purposes to the ProGold Limited Liability Company Amended and Restated Member Control Agreement dated effective September 1, 2009; this Schedule A to be effective as of the date hereof.

Member and Address	Form of Contribution	Agreed Value of Contribution		Percentage Interest (Financial Rights)	Voting Interest (Governance Rights)

Golden Growers Cooperative 101 North Tenth Street Suite 110 P.O. Box 2484 Fargo, North Dakota 58102	Cash	$51,156,000		49%	49%

American Crystal Sugar Company 101 Third Street North Moorhead, Minnesota 56560	Cash	$53,244,000	*	51%	51%

TOTAL		$104,400,000		100%	100%

Dated: September 1, 2009.	GOLDEN GROWERS COOPERATIVE

	By:	/s/ Harvey Pyle
Its: Chairperson

AMERICAN CRYSTAL SUGAR COMPANY

	By:	/s/ Thomas Astrup
Its: Chief Financial Officer

*Includes an initial contribution of $48,024,000 plus the value of the initial contribution of $5,220,000 made by Minn-Dak Farmers Cooperative in exchange for a 5% interest in ProGold that was acquired by American Crystal on April 23, 2003.